Exhibit 14.1

Brightman Almagor & Co.

CONSENT OF INDEPENDENT AUDITORS

As independent auditors, we hereby consent to the incorporation by reference of our report dated February 16, 2005 included in Nova’s Annual Report on Form 20-F for the fiscal year ended December 31, 2005 into the Form S-8 Registration Statements for Nova Measuring Instruments Ltd., filed with the Securities and Exchange Commission on the following dates: September 13, 2000 (File No. 333-12546); March 5, 2002 (File No. 333-83734); March 5, 2002 (File No. 333-83734); December 24, 2002 (File No. 333-102193); March 24, 2003 (File No. 333-103981); May 17, 2004 (three files; File Nos. 333-115554, 333-115555, and 333-115556); and March 7, 2005 (File No. 333-123158).

Brightman Almagor & Co.

Certified Public Accountants

A member of Deloitte Touche Tohmatsu

Tel Aviv, Israel

June 28, 2005